Stockholder Meeting Results:
The Funds held their annual meeting of shareholders on December 18, 2007. Common/Preferred shareholders voted as indicated below:

Floating Rate Strategy:
							       Withhold
 	  				  Affirmative	       Authority
Re-election of Hans W. Kertess
Class III to serve until 2010		  35,559,178	        829,072
Election of John C. Maney
Class III to serve until 2010		  35,587,343	        800,907
______________________________________________________
Messrs. Paul Belica, Robert E. Connor*, John J. Delessandro II*,
William B. Ogden, IV and R. Peter Sullivan III continue to serve as Trustees.

*Preferred Shares Trustee